UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2010

CSG SYSTEMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27512	47-0783182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9555 Maroon Circle, Englewood, CO	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 200-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 23, 2010, CSG Systems International, Inc. (“CSG”) issued a press release announcing that it intended to offer, subject to market and other conditions, approximately $130 million (or $150 million if the initial purchasers’ over-allotment option is exercised in full) aggregate principal amount of Senior Subordinated Convertible Notes (the “Notes”) due 2017 in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended.

On February 24, 2010, CSG Systems International, Inc. issued a press release announcing the pricing of the Notes. The Notes will bear an interest rate of 3.0%; will mature on March 1, 2017, unless converted or repurchased earlier; and will be convertible under certain circumstances into cash up to the principal amount and, at CSG’s option, into shares of CSG’s common stock up to a certain limit, cash or a combination thereof with respect to any conversion value above the principal amount. The offering is expected to close on March 1, 2010, subject to customary closing conditions. CSG expects to use a portion of the proceeds from the sale of the Notes to repurchase up to 1.5 million shares of its common stock under its existing stock repurchase program. The remainder of the proceeds from the sale of the Notes will be used for general corporate purposes, which may be include the repurchase of a portion of its $170.3 million of outstanding 2.5% Senior Subordinated Convertible Contingent Debt Securities and the payment of any related tax liabilities.

For additional information concerning this private placement, refer to Exhibit 99.1 and 99.2 attached to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit

99.1	Press release of CSG Systems International, Inc. dated February 23, 2010

99.2	Press release of CSG Systems International, Inc. dated February 24, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2010

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ RANDY R. WIESE
Randy R. Wiese,
Chief Financial Officer and Principal Accounting Officer

CSG Systems International, Inc.

Form 8-K

Exhibit Index

99.1	Press release of CSG Systems International, Inc. dated February 23, 2010

99.2	Press release of CSG Systems International, Inc. dated February 24, 2010

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